Exhibit 99.1

Contact:	Press:	or	Investor Relations:
	Financial Dynamics		Viewpoint Corporation
	Allie Burns		212-201-0800
	202-434-0602		ir@viewpoint.com
allie.burns@fd.com

VIEWPOINT CORPORATION APPOINTS DON
WEATHERSON TO THE AUDIT COMMITTEE

New York, May 12, 2006 – Viewpoint Corporation (NASDAQ: VWPT), a leading internet marketing technology company, today announced that Don Weatherson, its non-Executive Chairman, had been appointed to the audit committee on May 10, 2006. Mr. Weatherson is recently retired from the Hewlett-Packard Company and Compaq Computer Corporation. He joined Compaq Computer Corporation after retiring from the U.S. Navy following a long career in submarines and logistics and served with Compaq in a number of senior executive positions. Mr. Weatherson has had responsibility for the management of significant amounts of sales and support during his career, including service as the Chief Executive Officer of the Navy Exchange System, a full-line retail services company operated by the U.S. Navy, with $2 billion in annual sales, 130 stores and 24,000 employees. Patrick Vogt commented, “We are fortunate to have Don Weatherson as a member of our Board, as his background and experience will enable him to contribute immediately to the operations of our audit committee.”

The selection of Mr. Weatherson to join the audit committee came upon the Company’s receipt of a notification, dated May 10, 2006, from the Listing Qualifications Department of the NASDAQ Stock Market that the Company was not in compliance with the audit committee composition requirement for continued listing set forth in NASD Marketplace Rule 4350(d)(2), which requires that the Company must have an audit committee of at least three members, comprised solely of independent directors. The Company’s non-compliance was created by the resignation from the Board of Directors on May 2, 2006 of Mr. James E. Crabbe, who was an independent director and a member of the audit committee. NASD Marketplace Rule 4350(d)(4) allows the Company to regain compliance by the earlier of its next annual shareholders meeting or May 2, 2007. The Listing Qualifications Department of the NASDAQ Stock Market confirmed in its letter, dated May 10, 2006, that based on the appointment of Mr. Weatherson to the audit committee, the Company had regained compliance with the audit committee composition requirement for continued listing set forth in NASD Marketplace Rule 4350(d)(2).

ABOUT VIEWPOINT

Viewpoint is a leading Internet marketing technology company, offering Internet marketing and online advertising solutions through the powerful combination of its proprietary visualization technology and a full range of campaign management services including TheStudio, Viewpoint’s creative services group, Unicast, Viewpoint’s online advertising group, and KeySearch, Viewpoint’s search engine marketing consulting practice. Viewpoint’s technology and services are behind the online presence of some of the world’s most esteemed brands, including America Online, GE, Sony, and Toyota. More information on Viewpoint can be found at www.viewpoint.com.

The company has approximately 115 employees principally at its headquarters in New York City and in Los Angeles.

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FORWARD LOOKING STATEMENTS

This press release contains “forward-looking” statements as that term is defined in the Private Securities Litigation Reform Act of 1995 and similar expressions that reflect Viewpoint’s current expectations about its future performance. These statements and expressions are subject to risks, uncertainties and other factors that could cause Viewpoint’s actual performance to differ materially from those expressed in, or implied by, these statements and expressions. Such risks, uncertainties and factors include those described in Viewpoint’s filings and reports on file with the Securities and Exchange Commission.

Copyright © 2006 Viewpoint Corporation. All Rights Reserved. Viewpoint, Unicast, TheStudio by Viewpoint and KeySearch are trademarks or registered trademarks of Viewpoint Corporation.